Exhibit 10.1

THIS JOINT VENTURE AGREEMENT is made and entered into on this 27th day of February, 2018

BETWEEN :-

(1)	PT. Supratama Makmur Sejahtera, a limited liability company duly organized and existing under the laws of the Republic of Indonesia with its registered office at Gran Bintaro Office Park A No 12, Jalan Bintaro Permai, South Jakarta ("PTSMS") and represented by its President Director Rahmat Susanta and one of its Commissioners, Gemi Suprayogi, of the one part;

AND

(2)	Smartag International, Inc. a limited liability company duly organized and existing under the laws of Nevada, with its correspondence office at 3651 Lindell Road Ste D269, Las Vegas, NV 89103, United States of America ("Smartag") of the other part;

WHEREAS :-

(A)	On October 12, 2017 PTSMS entered into an MOU with PT Rijan Dinamis Selaras (RDS) representing Pondok Pesantren Riyadhul Jannah Pacer Mojokerjo, founder of Consultative Assembly of Indonesian Boarding Schools which has a network of 28,000 boarding schools (Pesantren) to provide a Shariah compliant Fintech solution for the boarding school environment, the majority which are in the rural areas. This includes:
a.	Savings and lending
b.	E-Money and e-Wallet
c.	Payment services
d.	Pawn house
e.	Investor crowd funding and P2P services
f.	Remittances and money transfers
g.	Crypto currency
h.	Syariah/Sukuk financial service outlets

(B)	On 24 October 2017, PTSMS and Smartag entered into a Term Sheet Heads of Agreement as stated under Appendix A herein whereby both Parties shall jointly develop the above project to be better known as Mobisaria whereby Smartag shall fund the project under the terms and conditions as stated therein in return for 51% ownership over the entire project.
(C)	The Parties hereto hereby now enter into this legal and binding agreement whereby PTSMS and Smartag shall establish a Foreign Direct Investment Limited Liability Company (PMA company) established in the Republic of Indonesia to be the holding company as well as to carry on business in the development, implementation, operation and management of an e-Wallet system in Indonesia, and the provision of such other related e-business facilities as may from time to time be agreed by the Parties pursuant to this Agreement ("the Project");
(D)	PTSMS and Smartag shall use their best endeavours to co-operate with one another for the success of the proposed joint venture and wish to make available such of their resources and facilities, as may be reasonable to carry into effect the Parties' intentions, in accordance with the terms of this Agreement; and
(E)	The joint venture PMA company will be organised under the laws of the Republic of Indonesia, in accordance with the Indonesia Foreign Investment Law No. 1 of 1967 as amended by Law No. 11 of 1970 of the Republic of Indonesia as duly amended and revised and as duly administratively clarified from time to time by Indonesian authorities and in this respect, PTSMS and Smartag intend to submit a formal application "Model I/PMA" to the BKPM or take over an already existing but clean shell PMA company (as hereinafter defined).

NOW THEREFORE, for and in consideration of the mutual promises and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties intending to be mutually bound thereby, IT IS AGREED by and between the Parties as follows:

1.       DEFINITIONS & INTERPRETATION

As used in this Agreement, the following terms shall have the following meanings, unless the context plainly requires a different meaning:-

"Agreement" shall mean this Joint Venture Agreement together with all amendments and modifications duly executed pursuant to the provisions hereof.

"Articles of Association" shall mean the amended Articles of Association of the Company.

"Auditor" shall mean the firm of accountants appointed pursuant to Section 17 hereof to conduct the audit of the books and records of the Company.

"BKPM" shall mean the Indonesian Capital Investment Coordinating Board (Badan Koordinasi Penanaman Modal) or any successor body.

"Business Operations" shall mean the carrying on by the Company of the business of the ownership, management and operation of e-Wallet Fintech project better known as Mobisaria which has various facets or business revenue streams including savings and lending under the co-operatives or Baaitu Maal, E-Money and e-Wallet memberships among the boarding schools operated by the Baitu Maal, payment services, pawn house, investor crowd funding and P2P services, remittances and money transfers, Crypto currency and Syariah/Sukuk financial service outlets, as may from time to time be agreed by the Parties pursuant to this Agreement.

"Company" shall mean the joint venture company to be established under the laws of the Republic of Indonesia under the name "P.T. Smartag Hospital Corporation" or such other name as may be approved by MOJ.

"Directors" shall mean the directors for the time being of the Company.

"Effective Date" shall mean February 27, 2018

"MOJ" shall mean the Ministry of Justice of Indonesia.

"Parties" shall mean the parties to the Agreement collectively and "Party" shall mean PTSMS or Smartag individually, as the context requires.

"Person" shall mean a natural person as well as a corporate entity duly organized and existing under the laws of the jurisdiction of organization.

"Rupiah or Rp." shall mean the lawful currency of the Republic of Indonesia.

"Shareholders" shall mean the shareholders for the time being of the Company.

"Shares" shall mean all and any of the ordinary shares of Rp.100 each in the capital of the Company.

"SPPP" shall mean the letter of approval from BKPM notifying the Parties of the approval of the President of the Republic of Indonesia (Surat Pemberitahuan Persetujuan Presiden).

"US$" shall mean the lawful currency of the United States of America.

1.2       References to Clauses, Recitals, Appendices and Schedules are to clauses, recitals, appendices and schedules to this Agreement. The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement.

1.3       Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or reenactment applies or is capable of applying to the transactions contemplated under this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

1.4       Words denoting the singular number only shall include the plural number and vice versa.

1.5       Words denoting the masculine gender only shall include the feminine gender.

1.6       References to persons shall be deemed to include bodies corporate or unincorporate body.

1.7       The Recitals to this Agreement shall be and form an integral part of this Agreement.

1.8       Headings in this Agreement are for convenient reference only and shall not be used to construe or interpret this Agreement.

2. OBLIGATIONS OF PARTIES UPON EXECUTION OF AGREEMENT

2.1       Notwithstanding that this Agreement is executed on the day and year first above written the obligations of the Parties under this Agreement shall take effect as from the Effective Date.

2.2       PTSMS undertakes to take all necessary steps to procure that the following approvals are obtained within twelve (12) months of the Effective Date on such terms and conditions (if any) as may be acceptable to the Parties :-

2.2.1	the approval of the BKPM for :-

i)	the investment of each of the Parties in the Company for the conduct of the Business Operations; and

ii)	the change in status of the Company from an existing limited liability company to a joint venture (PMA) company;

2.2.2	all other approvals and licences from the Bank Indonesia or the Financial Services Authority/ Otoritas Jasa Kewangan (OJA) and/or any other relevant statutory or regulatory body, authority or government department as may be necessary to operate the Company and to conduct the Business Operations;

2.2.3	the approval of the MOJ :-

i)	to the Articles of Association; and

ii)	for the formation of the Company under the name "P.T. Mobisaria" (or such other name as may be approved by the MOJ and which is acceptable to the Parties);

2.2.4	the approval (if any required) of the relevant statutory or regulatory body, authority or government department to take over any other e-Wallet or business licenses on a national scale, if necessary; and

2.3       The Parties undertake to provide all assistance or information necessary in connection with the submission of the formal application "Model I / PMA" to the BKPM.

2.4       Each of the Parties hereby undertakes duly and diligently to take all necessary steps within its control, including but not limited to the application for all necessary or desirable Indonesian Government approvals required to operate the Company as may be required by any law or regulations presently in force or by the terms of this Agreement. The Parties shall cooperate in furnishing all information needed for such approvals and coordinate all applications made hereunder.

2.5       The Articles of Association shall be submitted by PTSMS to the MOJ for approval as soon as possible upon receipt of the SPPP in relation to the matters in Section 2.2.1 above.

2.6       Upon obtaining such approval from the MOJ, the Parties shall procure that the Articles of Association are adopted by the Company.

2.7       No alterations or amendments shall be made to the Articles of Association of the Company except in accordance with the provisions contained herein and insofar as may be permitted by the MOJ.

3.       NAME OF THE COMPANY

The name of the Company shall be "P.T. Mobisiara" or such other name as may be approved by the MOJ and which is acceptable to the Parties. The Company shall be permitted to use the word "Mobisaria", “MobiAsia” or “Smartag” as part of the corporate name for so long as Smartag shall remain a Shareholder. Each of PTSMS undertakes to and shall procure that the Company shall change its name to delete the reference to "Mobisaria" within three (3) months of Smartag ceasing to be a Shareholder for any reason whatsoever.

4.       OBJECTS OF THE COMPANY

4.1       The objectives of the Company are to engage in all matters connected with the carrying on of the Business Operations or necessary therefor, and to achieve the above objectives the Company may :-

4.1.1	engage in the design, development, implementation and ownership of the e-Wallet, e-Money, Micro Finance or Micro Credit, Pawn shop, e-Commerce, remittance and any other business modesl to the extent necessary for its operations;

4.1.2	carry on the business of e-logistics or any other support including rural mini collection and distribution services throughout Indonesia, as may from time to time be agreed upon by its Shareholders;

4.1.3	borrow funds and conduct all manner of financial transactions necessary for its business activities; and

4.1.4	engage in any activity and endeavour in the pursuit of and in conformity with the objectives and purposes mentioned above and conduct its activities in the broadest sense of the word in such manner and in such form as is permitted under the prevailing laws.

4.2       The Company shall be responsible for the development and completion of the Project. The development costs of the Project are estimated to be approximately United States Dollars Three Million (US$3,000,000) in the first year, and another US$2 million (US$2,000,000) in the second and third years, the details of which are more particularly set out in Schedule 2 of this Agreement. The Parties agree to work towards and to co-operate with one another with a view to keeping down the development costs of the Project. The Parties shall further endeavour to ensure that the breakdown of the development costs of the Project keep as closely as possible to the figures set out in Schedule 2.

5.       DOMICILE & REGISTERED OFFICE

5.1       The domicile of the Company shall be Indonesia and its registered office in Jakarta, Indonesia.

5.2       As may be permitted by the laws of the Republic of Indonesia, the Board of Directors may establish branch offices, representative offices, or agencies of the Company in Indonesia or abroad.

6.       TERM OF THE COMPANY

The fixed term of the Company shall be seventy-five (75) years, unless placed in voluntary liquidation at an earlier time in accordance with the provisions of this Agreement, but subject at all times to the provisions of Articles 47 and 51 of the Commercial Code of the Republic of Indonesia and the thirty (30) year permit issued by the BKPM in accordance with the Foreign Capital Investment Law of Indonesia, unless such period is extended by the Government of the Republic of Indonesia upon request and by resolution of a general meeting of Shareholders.

7.       AUTHORIZED CAPITAL

7.1       Forthwith upon the approvals in Section 2.2 above having been obtained, the Parties shall procure the increase of the authorized capital of the Company to Rupiah Ten Billion (Rp. 10,000,000,000) divided into 100,000,000 ordinary shares, each having a nominal value of Rp100.

7.2       The Shares shall be issued and paid up in accordance with Section 8.

8.	SHAREHOLDING OF THE COMPANY AND CONDITIONS PRECEDENT TO SUBSCRIPTION OF SHARES

8.1       The obligations of the Parties to subscribe for Shares in accordance with Section 8.2 below are conditional upon:-

8.1.1	the approvals in Section 2.2 above having been obtained within twelve (12) months of the Effective Date and on such terms and conditions (if any) as may be acceptable to the Parties;

8.1.2	the completion of the pilot projects and execution of all necessary legal and binding agreements between PTSMS and the various Baitul Maal or their legally appointed representatives for the effective execution of the Project and Business Operations; and

8.1.3	execution of the Management Agreement forthwith upon obtaining the approval of the MOJ under Section 2.2.3 above (provided that Smartag shall have the right at any time to waive this condition whereupon, subject to the other provisions of this Agreement, the obligations of the Parties under this Agreement will continue in accordance with the terms hereof despite the non-execution of the Management Agreement for any reason whatsoever).

8.2       The Parties shall procure that upon the approvals in Section 2.2 above having been obtained on such terms and conditions (if any) as may be acceptable to the Parties, such percentage as the Parties may agree, but in any event no less than 20% of the authorized capital (amounting to Rupiah 50 billion) of the Company shall be issued, for which Smartag shall subscribe for Shares representing Fifty-one per cent (51%) of the issue and PTSMS shall subscribe for Shares representing forty-nine per cent (49%) of the issue.

8.3       In the event that the Parties shall elect to buy over an existing shell company and increasing the paid up capital, the subscription may be done either by cash or in kind by exchange of Smartag shares in which case both Parties shall mutually agree on the exchange valuation as may be permitted under Indonesian law.

8.3       An amount equivalent to at least 10% of the initial issue of Shares referred to in Section 8.2 above to each of PTSMS and Smartag will be paid up by the Parties respectively in cash or in kind or both as the Parties shall agree at par immediately upon issue of the said Shares. The Parties further agree to pay up the remaining unpaid portion of the initial issue of Shares not later than one (1) month after the commencement of Business Operations and otherwise in accordance with the resolutions of the Board of Directors relating to such issue.

8.4       It is hereby agreed by the Parties that except with the prior written consent of all Parties, only the Parties and no other party shall be exclusively entitled to subscribe to the initial or any subsequent issue, and any issue or purported issue of Shares to any such third parties, without each of the Parties' prior consent shall be void.

8.5       All of the remaining unissued Shares in the capital of the Company shall be issued at such time(s) as the Board of Directors shall resolve depending on the cash flow requirements for the development costs of the Project, but in any event not later than one (1) month after the commencement of Business Operations. The Parties agree to subscribe for such number of Shares for cash or in kind or both as the Board of Directors shall determine at par so that the final position of each of their shareholdings in the issued and authorised capital of the Company will be as follows:-

No. of Shares % in the

held after Share capital

subscription        of the Company

8.5.1 PTSMS 4,900,000 49

8.5.2 Smartag 5,100,000 51

10,000,000 100%

8.6       Upon the above provisions being given effect to, each of the Parties shall exercise their respective powers for the time being in the Company and take such other steps as for the time being lie within their powers to procure that the Company will not, upon an increase of the authorised capital of the Company, issue any further Shares in the capital of the Company without first offering to each of the Parties hereto, which is for the time being a Shareholder, the Shares to be issued in proportion (as nearly as circumstances permit) to the shareholdings of the Parties for the time being in the Company.

8.7       If any Party does not exercise its right to subscribe for further Shares under Section 8.6 above within sixty (60) days from the date that it is made the offer by the Company to subscribe for further Shares in the capital of the Company, the other Parties shall be entitled to subscribe for such non-subscribing Party's entitlement of Shares in proportion to their shareholdings for the time being in the Company.

8.8.1If any Shareholder fails to pay the Company any amount due in payment for Shares issued or to be issued by the Company, the other Shareholders shall procure that the Board of Directors serves on the said Shareholder a demand for payment. If payment is not made within fourteen (14) days from the date of service of demand, the Board of Directors shall assess three per cent (3%) simple interest or such other rate as it may determine for each fourteen (14) day period or portion thereof on the overdue amount.

8.8.2If in spite of such notice an overdue payment, with accrued interest, is not made within thirty (30) days of the said notice, any Share in respect of which such notice has been given may, at any time thereafter, before the payment required by notice has been made, be forfeited by resolution of the Board of Directors to that effect. Such forfeiture shall include all dividends in respect of the forfeited Shares and not actually paid before the forfeiture.

8.8.3Every Share which shall be forfeited shall thereupon become the property of the Company, and may be either sold or re-allotted, or otherwise disposed of either to the Shareholder who was before the forfeiture the holder thereof or entitled thereto, or to any other Shareholder, at par and upon such other terms and in such manner as the Board of Directors shall think fit.

8.9       All payments for subscriptions for Shares shall if made in cash, be paid into the account of the Company in Indonesia or elsewhere as determined in accordance with Section 17.1 hereof and the Articles of Association or if in kind, in accordance with Section 8.10 hereof and the Articles of Association.

8.10       Should payment for the subscription for any Shares be made in kind, then the goods or assets therefor have to be specified and evaluated at their replacement cost determined by the Board of Directors with due observation of the regulations as stipulated by Bank Indonesia and/or other government authorities. By means of the aforesaid valuation method the number of Shares will be determined and issued.

9.       TRANSFER OF SHARES

9.1       Subject to such divestment provisions as are applicable under the laws and regulations of the Republic of Indonesia and the Articles of Association of the Company, a Party ("the Selling Party") may only sell or transfer any or all of its Shares in accordance with the provisions of this Section.

9.2       The Selling Party may sell the whole or part of its Shares in the capital of the Company.

9.3       The Selling Party may sell its Shares only if it is not in default under this Agreement.

9.4       The Selling Party shall give written notice ("the Sale Notice") by prepaid registered letter to the other Parties and to the Board of Directors of its intention to sell any of its Shares, specifying the number of Shares ("the Sale Shares") it wishes to sell, the price ("the Sale Price") and the terms on which it is willing to dispose of the Sale Shares.

9.5       Within sixty (60) days of the date of the giving to the other Parties of the Sale Notice, the other Parties shall have the option to purchase the whole but not part of the Sale Shares at the Sale Price and on the terms specified in the Sale Notice and where there is more than one purchasing Party ("the Purchasing Party or Parties") the number of Shares to be purchased shall, in the absence of any contrary agreement, be in the proportion (as nearly as circumstances permit) as the number of Shares held by such Purchasing Parties inter se in the capital of the Company.

9.6       If for any reason whatsoever any Purchasing Party, is not permitted to purchase its proportionate entitlement of the Sale Shares, such Purchasing Party shall be entitled to designate an Indonesian entity or person to exercise all the rights that such Purchasing Party is entitled to exercise under this Section 9 in relation to the purchase of any part of the Sale Shares.

9.7       Every acceptance by a Purchasing Party must be in writing addressed to the Selling Party with a copy to the Board of Directors and shall state the number of Sale Shares such Purchasing Party desires to purchase (subject to its proportionate entitlement, unless otherwise mutually agreed, where there is more than one Purchasing Party) and an unconditional acceptance of the selling Party's terms and conditions as contained in the Sale Notice.

9.8       Within seven (7) days from the exercise of such option the Purchasing Parties shall pay to the Selling Party the Sale Price and in exchange therefor the Selling Party shall deliver and transfer to the other Parties full legal and beneficial title to the Sale Shares free from encumbrances and the Selling Party shall execute and do all such documents acts and things as may be necessary to effect such delivery and transfer.

9.9       If the other Party or Parties shall not exercise the option referred to in Section

9.5, then the Selling Party shall, within ninety (90) days of the date of the giving of the Sale Notice, subject as hereinafter provided, be at liberty to do any of the following:-

9.9.1Subject to the approval (if any required) of the relevant authorities, to sell the whole of the Sale Shares to a third party ("the Transferee") approved by the other Parties, such approval not to be unreasonably withheld, at a price no lower than the Sale Price and on terms no more favourable than those specified in the Sale Notice, Provided Always That The Transferee shall, as a condition precedent to such sale, enter into an agreement supplemental hereto in terms reasonably satisfactory to the other Parties whereunder the Transferee accepts and agrees to be bound by the terms of this Agreement (subject only to such variations, additions and other attractions as may be necessary to make such covenant consistent with this Agreement and this Agreement shall have full force and effect and shall be read and construed and be binding on the Transferee as if the terms of such covenants were inserted in this Agreement by way of addition or substitution or deletion as the case may be) and any other related agreements between the Parties hereto and until the Transferee is so bound the transfer shall not be registered in favour of the Transferee; or

9.9.2by notice in writing to the other Party or Parties, require the other Party or Parties to sell the whole (but not part) of its or their (as the case may be) Shares in the capital of the Company to the Selling Party, or to its nominee as provided under Section 9.10 below, at the Sale Price and on the same terms as those specified by the Selling Party in the Sale Notice and the other Party or Parties shall on receipt of such notice be bound to transfer the whole of its or their (as the case may be) Shares in the capital of the Company to the Selling Party or to its nominee, as the case may be.

9.10       Where the Selling Parties exercises its rights under Section 9.9.2, the Selling Party shall be entitled to nominate another person or company to purchase the Shares of the other Party or Parties at the Sale Price and on the same terms as those specified by the Selling Party in the Sale Notice, whether by reason of the requirements relating to foreign equity participation of the Indonesian government authorities or otherwise.

9.11       Before the approval of the other Parties to a sale of the Sale Shares to the Transferee under Section 9.9.1 above shall be given, the Selling Party shall notify the Board of Directors and each of the other Parties as to the name and address of the Transferee and shall provide such information in the Selling Party's knowledge relating to the Transferee as the Board of Directors and/or any of the other Parties shall reasonably request.

9.12       Any unauthorised transfer of any Shares to a third party by any Party save by reason of a pledge or mortgage of the Shares in accordance with Section 10 below, notwithstanding such third party's entry into a supplemental agreement as required above, shall be subject to the other Parties' right to terminate the Agreement under Section 24.

9.13       Notwithstanding anything contained in this Section 9, any Party may transfer all but not part of its Shares to its Related Corporation Provided Always That the Related Corporation shall, as a condition, precedent to such transfer, enter into an agreement supplemental hereto in terms reasonably satisfactory to the other Parties whereunder the Related Corporation accepts and agrees to be bound by the terms of this Agreement (subject only to such variations, additions and other attractions as may be necessary to make such covenant consistent with this Agreement and this Agreement shall have full force and effect and shall be read and construed and be binding on the Related Corporation as if the terms of such covenants were inserted in this Agreement by way of addition or substitution or deletion as the case may be) and any other related agreements between the Parties hereto and until the Related Corporation is so bound the transfer shall not be registered in favour of the Related Corporation.

10.       FINANCE OF OPERATIONS AND INCREASE IN WORKING CAPITAL

10.1       The financing for the development costs of the Project will be provided partly by Shareholder's funds in the form either of Shareholders' equity in the capital of the Company or of Shareholders' loans and partly by means of borrowings from financial institutions on security of the Company's assets, guarantees or such other security as the Parties and the Board of Directors shall deem fit.

10.2       The Parties shall mutually decide if, and when, additional funds are needed by the Company whether for the development costs of the Project or for working capital upon commencement of Business Operations. Such funds may be procured, more particularly, but not exclusively, in one or more of the following ways :-

10.2.1	loans to the Company from lenders at prevailing interest rates and on commercial arm's length terms and conditions, secured by the Company's fixed assets, the Shares of any Shareholder, or such other security as the Parties and the Board of Directors shall deem fit; and/or

10.2.2	subscription and payment for further Shares provided that a decision to increase the authorised capital and to infuse capital to the Company has the approval of a general meeting of Shareholders in accordance with Section 13; and/or

10.2.3	loans to the Company from Shareholders in proportion to their respective shareholding in the Company at such times and in such amounts as may be agreed by the Parties.

10.3       A Shareholder, if deemed fit by the Board of Directors, and with the consent of the other Shareholders of the Company, shall be entitled to pledge or mortgage its shareholdings in the Company as security for any borrowings from financial institutions for the purposes of or in connection with the Project.

10.4       In respect of any guarantees that may be given by the Parties for any loans made to the Company, the Parties hereby agree that such guarantees shall be provided by the Parties severally and in proportion to their shareholding in the Company at the time of giving of such guarantee. In any event, the Parties hereby undertake to indemnify each other in the event of their liability under any guarantee given as abovesaid to the same extent.

11.       DIRECTORS AND MANAGEMENT

11.1       Subject to the general supervision of the Board of Commissioners provided under Section 15 of this Agreement, the Board of Directors shall be responsible for the general management of the Company. The Board of Directors shall appoint a President Director to act as the representative of the Board of Directors with such powers as stated in Section 14 of this Agreement. The Board of Directors shall also appoint a Vice-President Director who shall assist the President Director in his duties on such terms as shall be decided by the Board of Directors.

11.2       The Board of Directors of the Company shall consist of five (5) Directors, three (3) of which shall be nominated by Smartag and two (2) of which shall be nominated by PTSMNS. Such nominees of the respective Parties shall be appointed and shall take office forthwith upon the initial issue of Shares under Section 8.2 above.

11.3       In the event of any change in shareholding of the Company, the composition of the Board of Directors shall be changed to reflect and to represent the new shareholding (as nearly as circumstances permit) in a manner and proportion to be agreed by the Parties.

11.4       Unless otherwise stipulated in the Articles of Association, the first members of the Board of Directors shall be elected at the first general meeting of Shareholders after registration of the Company and shall hold office for the period and on the terms stipulated in Articles of Association. Other members of the Board of Directors (if any) shall be elected and shall hold office in accordance with the Articles of Association.

11.5       If a vacancy shall occur on the Board of Directors, the Board of Directors shall without delay convene a general meeting of the Shareholders which shall elect a Director to fill that vacancy with a candidate designated by the Party which nominated his/her predecessor.

11.6       The Parties shall consult with one another regarding nominees designated by them for election to the Board of Directors and regarding the removal of members of the Board of Directors, without prejudice to their respective rights to make binding nominations of and to cause the removal of any of the Directors (including the President or Vice-President Directors). Each Party may notify the others at any time so as to express the desire of removing a Director that has been elected from nominees designated by it.

11.7       No meeting of the Board of Directors may be validly held without the attendance of at least three (3) Directors comprising two (2) Directors appointed by Smartag and one (1) Director appointed by Smartag. A Director may attend a meeting of the Board of Directors in person or by proxy appointed in writing. If a proposed Board of Directors meeting fails to establish a quorum, or once a quorum is present fails to maintain a quorum, then another meeting of the Board of Directors shall be called to take place not later than seven (7) days after the date of the first proposed Board Meeting at which the same matters shall be discussed. If there is not a quorum at the second meeting, then the matters which were to have been decided by the Board of Directors shall be referred to a general meeting of Shareholders for a decision.

11.8       At each meeting of the Board of Directors each Director shall have the right to cast one (1) vote for himself and one (1) vote for each Director for whom he may have been appointed as proxy. A resolution shall be deemed to have been adopted as a resolution of the Board of Directors if approved by a majority of the Directors of the Company present and voting.

11.9       A resolution in writing signed by a majority of the members of the Board of Directors (either in person or by proxy) comprising at least two (2) Directors appointed by Smartag and one (1) Director appointed by PTSMS shall be treated in all respects as if such resolution had been made at a duly convened meeting of the Board of Directors. It shall become effective at the time of signing by the last Director, unless such a decision in writing provides for retroactive effect.

11.10       Unless otherwise agreed, the Board of Directors shall meet at least once a year. A meeting of the Board of Directors may be called at any time by any two (2) Directors who shall give written notice (stating the date, day, time, and place for the proposed meeting) to each member of the Board of Directors no less than seven (7) days prior to the meeting.

11.11       All travelling, accommodation and related expenses of the Directors incurred in connection with any meeting of the Board of Directors shall be reimbursed by the Company.

12.       DUTIES OF THE BOARD OF DIRECTORS

12.1       The duties of the Board of Directors shall include the following :-

12.1.1       To establish guidelines for conducting the Company's business;

12.1.2	To engage in the general overview of the Company's business and manage and administer all aspects of its operations;

12.1.3	To provide, at the end of each year, for the preparation of the inventory, the balance sheet and profit and loss statement, the general investment statement, and a report of the Company's operations;

12.1.4	To cause all reports and documents to be filed with the proper government agencies; and

12.1.5	Any other duties as may be set forth in the Articles of Association or as may be delegated by the general meeting of Shareholders.

12.2       Notwithstanding anything contained in this Agreement, a resolution approved by at least one Director from each of PTSMS and Smartag shall be required in order for the President Director to act for and on behalf of the Company in respect of each and any of the following matters :-

12.2.1	Approval of each sale or purchase contract having a value in excess of United States Dollars Five Thousand (US$5,000) or its Indonesian Rupiah equivalent prevailing at the time of execution of the contract;

12.2.2Any capital expenditure in excess of United States Dollars Five Thousand (US$5,000) or its Indonesian Rupiah equivalent prevailing at the time of such proposed expenditure;

12.2.3giving or obtaining a loan in excess of United States Dollars Five Thousand (US$5,000) or its Indonesian Rupiah equivalent prevailing at the time the loan agreement for such loan is executed; and

12.2.4	Execution of any contract with a term in excess of one (1) year.

13.       PRIOR CONSENT OF IMPORTANT MATTERS

13.1       For the following matters, the Board of Directors shall need the prior approval of the general meeting of Shareholders with an affirmative vote from PTSMS and Smartag or as the case may be, with the affirmative votes of the proxies or duly authorised representatives of PTSMS and Smartag :-

13.1.1	Alteration of or amendment to the Articles of Association;

13.1.2	Increase or reduction of the authorised share capital of the Company;

13.1.3	Increase or reduction of the issued share capital of the Company;

13.1.4	Subscription and payment for a new issue of Shares;

13.1.5	Amalgamation, merger or winding up of the Company, transfer or assignment of the management of the Company to any third party, or any other important changes in the organization or management of the Company;

13.1.6	Issuance of debentures, bonds or notes;

13.1.7	Formation of any subsidiary or investment in another company, partnership or any other form of business organizations;

13.1.8	Borrowing funds equal to or in excess of or a capital expenditure or asset disposal equal to or more than United States Dollars Five Thousand (US$5,000) or its Indonesian Rupiah equivalent prevailing at the date of such borrowings expenditure or disposal;

13.1.9	Remuneration of Directors;

13.1.10	Declaration and distribution of dividends;

13.1.11	Approval of budgets and annual business plans;

13.1.12	Expenditure on anything in excess of or not provided for in the approved budget;

13.1.13	Pledging, hypothecating or granting of any security affecting any part of the assets or property of the Company and the giving of any guarantees by the Company;

13.1.14	Transactions between the Company and its Shareholders or their associates;

13.1.15	Authorization of individuals as signatories for the Company;

13.1.16	Public statements relating to its Shareholders;

13.1.17	Method of handling and/or settling any litigation involving the company;

13.1.18	Appointment of local agents;

13.1.19	Appointment and dismissal of the Company's auditors; and

13.1.20	Acquisition or the lease, licensing, sale or disposal in any way whatsoever of any of the Company's assets (including goodwill of the Company, intellectual property or capital of the Company) to any third party, or any after important changes in the organization or management of the Company.

14.       PRESIDENT DIRECTOR

14.1       The President Director shall be a person appointed by the Board of Directors from the binding nominations of Smartag under Section 11.2.

14.2       The Vice-President Director shall be a person appointed by the Board of Directors from the binding nominations of Smartag under Section 11.2.

14.3       The President Director under the supervision and control of the Board of Directors shall subject to the limitations specified in Section 12.2 and Section 13.1 above represent the Company and act in its name and perform all acts and operations related to the Company's objectives and, to that end, he shall be authorized to sign for the Company before governmental and private bodies and banks within the limits of authority granted to him by the Board of Directors. His powers, which may from time to time be limited or expanded by the Board of Directors and/or the general meeting of Shareholders, shall originally be to :-

14.3.1formulate, supervise and implement the Company's internal rules and regulations, to employ and dismiss management, administrative staff and their assistants, to employ and dismiss employees and agents and to define their powers and requirements for their engagement and retirement, by means of contract or otherwise;

14.3.2enact, accept and authorise all purchases, sales, exchanges and grants in kind and rents of all movable or immovable properties or rights, particularly those relating to commercial establishments;

14.3.3perform, authorise, and execute agreements, projects and contracts, lump sum or otherwise, participate in all bids and tenders, and solicit or accept all concessions and licenses;

14.3.4subject to Sections 12.2 and 13, execute loan agreements and, thereafter, implement and supervise those loan agreements;

14.3.5subject to Section 17.1, give good and valid receipt for all monies due, pay all monies owed by the Company, transfer, guarantee and move current accounts in the name of the Company at all credit establishments, banks, companies and government corporations in Indonesia and abroad at any designated place; receive all checkbooks; and rent safety deposit boxes, and introduce contents to and withdrawal of contents from those boxes;

14.3.6represent the company before government ministries, all public and private organizations and establishments particularly the central, provincial and municipal government departments, all foreign states, and organizations, banks and customs officials, present all statements and declarations, sign all necessary documents and reports; follow up all petitions and applications to effect amicable or statutory abatements, deduct or recover rights, taxes and fees;

14.3.7represent the Company before judiciary bodies, institute actions or intervene in any lawsuits involving the Company, whether as plaintiff or defendant;

and exercise any other powers as determined by the Board of Directors.

14.4       In the exercise of any of his powers, the President Director shall endeavour to consult regularly with the other Directors and shall furnish quarterly reports to the Board of Directors on the operations of the Company. Such reports shall include historic and estimated future quarterly and annual results and annual budgets.

14.5       The President Director may be removed by resolution of a general meeting of Shareholders.

15.       BOARD OF COMMISSIONERS

15.1       The Board of Commissioners shall consist of three (3) members, two (2) to be nominated by Smartag and one (1) to be nominated by PTSMS.

15.2       The Board of Commissioners shall exercise a supervisory function over the Board of Directors and shall have powers and authority as laid down in the Articles of Association.

15.3       All decisions and resolutions of the Board of Commissioners shall be carried only if unanimously agreed upon.

16.       GENERAL MEETING OF SHAREHOLDERS

16.1       The first general meeting of Shareholders shall be held not more than one (1) month after the approval of the Articles of Association by the MOJ, and thereafter an annual general meeting shall be held as required by the Articles of Association.

16.2       No general meeting of Shareholders may be called or regulated otherwise than in accordance with these provisions, which shall be further stated in the Articles of Association of the Company.

17.       ACCOUNTING

17.1       The Company shall forthwith upon receipt of the SPPP open one bank account in an internationally recognised commercial bank in Indonesian Rupiah and another bank account in United States Dollars in Jakarta or elsewhere in Indonesia with joint signatory authority and upon such terms and conditions as may be approved by the Board of Directors. At a minimum the terms shall provide that the signatory authority shall consist of two or more natural person members, consisting of one representative from each of PTSMS and Smartag, with the exact number and names of the signatories to be designated by the Minutes of a Meeting of the Board of Directors. The signatory authority shall indicate the requirement that funds withdrawn from either of the accounts require two (2) signatures of the members of the signatory authority. The signatory authority will further indicate that such requirement may not be altered without prior written instruction to that effect to the bank signed by the Parties accompanied by minutes of a meeting of the Board of Directors formally approving the alteration. The signatory authority will also indicate that if any of the Directors who is a joint signatory to such bank account refuses to give his signature on a withdrawing of funds from the said bank account, then an extraordinary general meeting of Shareholders shall immediately be convened to resolve the matter, which resolution shall be final and conclusive.

17.2       The books and records of the Company shall be kept in accordance with generally accepted accounting principles as adhered to by the Association of Indonesian Accountants.

17.3       The Company shall at all times employ a reputable firm of registered public accountants as the Auditor. The first such Auditor shall be designated by resolution of the Company at the first general meeting of Shareholders and may be replaced by such accountants designated from time to time by later resolutions of a general meeting of the Shareholders or the company. Such Auditor shall, at the end of each financial year and at such other times as are considered necessary by the Company, audit the accounts and records of the Company at the expense of the Company and prepare the necessary balance sheet and profit and loss statement.

17.4       The financial year of the Company shall, unless otherwise stipulated in the Articles of Association or resolved at a general meeting of Shareholders, end on the thirty-first (31st) day of December each year, exclusive of the first year which shall begin on the Effective Date and end on the thirty-first (31st) day of the following December.

18.       NET PROFIT AND DIVIDENDS

18.1       The Parties agree that unless the Board of Directors otherwise determines, the Company will declare a dividend of not less than two-thirds (2/3) of its net profits for each financial year. For the purpose of this Section 18, the net profit means the surplus (if any) of all the income and revenue of the Company less the Company's current operating costs any expenses including but not limited to rental, and costs and expenses related to technical assistance fees and contracts with third parties for supply of equipment, labour, wages of the company's employees, and principal amounts and interests on the Company's debts and liabilities; depreciation of the Company's assets; amortization of any deferred expenses of the Company; bad debts; all taxes (including but not limited to corporate tax), duties, charges, fees and levies imposed and assessed upon the Company in connection with its activities pursuant to this Agreement and in accordance with relevant laws and regulations issued by the Government of the Republic of Indonesia or any instrumentality, or subdivision, agency, or local government thereof.

18.2       Notwithstanding Section 18.1 above, the Company may, at the discretion of the Board of Directors, retain such amount of net profit for reserves as the Board thinks fit.

18.3       Dividends may be declared by resolution of the general meeting of Shareholders and, if so declared, shall be paid, after deduction of the dividend tax (if any), in cash on each fully paid Share registered with the Company prior to the general meeting of Shareholders at which such dividends are declared, such payment to be made within sixty (60) days of the closing of such meeting. The right to the dividend shall vest on the date such dividend is declared.

18.4       If all or any part of any dividends declared in accordance with Section 18.3 are not fully paid for whatever reason, such dividends payable (or any unpaid balance thereof) shall accrue interest at the rate of twelve per cent (12%) per annum (less Indonesian taxes) commencing from the day following the sixty (60) day period referred to in Section 18.3 until fully paid.

19.       PRE-OPERATIONAL PROCEDURES AND EXPENSES

19.1       Upon execution of this Agreement, the Parties shall jointly participate in the implementation of this Agreement and to promote the objects of the Company in accordance with the terms of this Agreement, provided that whenever a term of this Agreement refers to an action to be taken by the Company that term shall apply to the joint action of the Parties, mutatis mutandis.

19.2       The Parties shall agree to the capital and operating budgets of the Company for the first fiscal year after the Articles of Association are adopted.

19.3       Unless otherwise specified in this Agreement, any and all expenses incurred by either of the Parties in connection with the negotiation of this Agreement shall be borne by that Party.

19.4       The reasonable expenses referred to in Section 19.6 incurred by the Parties and their respective officers and representatives after the execution of this Agreement in relation to the establishment of the Company's business up to a maximum of United States Dollars Eight Hundred Thousand (US$150,000) in any one (1) year, shall be reimbursed by the Company to the Parties having advanced such expenses on the basis of legal and proper evidence or as may be agreed by the Parties.

19.5.1	Upon the execution of this Agreement up to the commencement of Business Operations, the Parties shall advance to the Company by way of Shareholders' loans, in the proportion to their intended respective shareholdings in the Company in such amounts and on such terms and conditions as the Parties may agree, to meet the pre-operational expenses of the Company, subject to a maximum collective total of United States Dollars Two Hundred Thousand (US$200,000). All amounts advanced to the Company by the Parties under this Clause 19.5.1 shall be subject to interest at a rate to be agreed upon by the Parties at the time that such advances are made.

19.5.2	Any amounts required by the Company and requested from Smartag in respect of any pre-operational expenses in excess of Smartag' obligation under Clause 19.5.1 shall only be loaned by Smartag to the Company against an undertaking from PTSMS or its holding company that in the event that:-

(a)	the approvals in Section 2.2 above are not obtained within twelve (12) months of the Effective Date on terms and conditions (if any) as may be acceptable to the Parties; or

(b)	the Management Agreement or the Binding Agreement To Sell is or are not executed for any reason forthwith upon obtaining the relevant approvals under Section 2.2 above (provided that Smartag shall have the right at any time to waive this condition),

PTSMS or its holding company will refund to Smartag all amounts (including interest at the same rate of interest as that agreed upon by the Parties under Clause 19.5.1) loaned to the Company by Smartag under this Clause 19.5.2. PTSMS hereby agrees and undertakes to execute and if required by Smartag, to procure its holding company to execute any agreement, assurance or document that may reasonably be required by Smartag in connection with this Clause 19.5.2.

19.6       The expenses which will be reimbursed by the Company in accordance with Clause 19.4 shall include the costs and expenses of travel and hotels, surveys and feasibility studies, research, legal matters, accounting and other professional advice, applications for and acquisition of licences, permits, consents, visas, telexes, telephones, and other reasonable expenses as the Parties may hereinafter agree Provided That any proposed single expenditure in excess of United States Dollars Five Thousand (US$5,000) or aggregate expenditure in excess of United States Dollars Fifty Thousand (US$50,000) shall require the prior consent of all Parties. The Parties shall forthwith compile a schedule of such expenses which shall be kept current until Commercial Operations commence.

19.7       Any contract to be signed on behalf of and for the Company shall, after the execution of this Agreement and before the initial issue of Shares in Section 8.2, require the ratification of the Board of Directors or a general meeting of Shareholders, as the case may be.

20.       AUTHORITY AND INDEMNIFICATION

20.1       No Party is authorized to act for or undertake any obligation or liability on behalf of another Party. The Parties may act under this Agreement solely in the capacity of Shareholders of the Company and solely in accordance with the procedures specified herein.

20.2       No Party undertakes to perform or accepts liability for the obligations of the other Parties. The sole relationship of the Parties is that of promoters and Shareholders in the Company as governed by this Agreement, the Company's Articles of Association, and the applicable laws of Indonesia.

20.3       In the event of any liability of any Party arising in pursuance of or in connection with the implementation of this Agreement, the Parties hereby agree and undertake to share such liability in the proportion of their intended shareholding in the Company and agree and undertake to indemnify the liable Party to such extent.

21.       CONFIDENTIALITY

21.1       Each of the Parties agrees and undertakes that any and all information received by it or the Company in connection with this Agreement which is derived from any of the other Parties (however acquired and in whatever form) will be treated by it as confidential and that it will not disclose all or any part of it to any third party (other than the Company or another Party) or otherwise seek to exploit all or any part of it without the prior written consent of the Company and the Party concerned, provided that this Section shall not apply to information which at any time comes into the public domain through no fault of such party, or is required to be furnished to any government or public authority pursuant to any law or judicial order applicable to any Party or Shareholder thereof or the Company.

21.2       Each of the Parties further agrees to make all reasonable efforts and to take all reasonable precautions to prevent any of its employees or Personnel, or any other persons whatsoever, from obtaining or making any unauthorized use of, or effecting, any disclosure of any such information.

21.3       Each of the Parties further agrees that the Company shall treat all such information as confidential and shall not disclose all or any part of it to any third party or otherwise seek to exploit all or any part of it without the prior written consent of the Party from which it is derived, and that the Company shall make all reasonable efforts and take all reasonable precautions, to prevent any of its Directors, employees or personnel, or any other persons whatsoever, from obtaining or making any unauthorized use of, of effecting any disclosure of, any such information.

21.4       Notwithstanding anything contained herein, nothing in this Agreement shall be construed to prohibit Smartag from making such announcements or disclosures to the public, the relevant Stock Exchange or otherwise as shall be required under any relevant statutory provisions, rules or guidelines of any statutory or regulatory authority in the United States or Indonesia.

22.       FORCE MAJEURE

None of the Parties shall be liable for any delay or failure in the performance of any of its obligations under this Agreement to the extent that such delay or failure is caused by an event of Force Majeure provided that the party whose performance is prevented or delayed by such Force Majeure shall make every good faith effort to overcome or dispel the event of Force Majeure. "Force Majeure" for the purposes of this agreement shall mean any event or circumstance beyond the reasonable control of the party whose obligation it affects that renders due performance of an obligation under this Agreement illegal or impracticable including but not limited to decree or restraint or any Government, Act of God, strikes, war, riot, civil commotion, fire, explosion, sabotage, perils of the sea, or embargo.

23.       ARBITRATION

23.1       Any and all disputes, controversies, and conflicts between the Parties or any two of them in connection with this Agreement shall, so far as is possible, be settled amicably between the Parties.

23.2       Failing such an amicable settlement, any and all disputes, controversies and conflicts arising out of or in connection with this Agreement or its performance (including the validity of this Agreement) shall be settled by arbitration by a three (3) member arbitration board which will hold its sessions in Jakarta in the English language under the Rules of the United Nations Centre for International Trade Law ("UNCITRAL Rules").

23.3       The arbitral award made and granted by the arbitrators shall be final, binding and incontestable and may be used as a basis for judgement thereon in the Republic of Indonesia or elsewhere. All costs of arbitration shall be shared equally among the Parties.

23.4       The Parties expressly agree to waive the following Indonesian laws : Section 641 of the Reglement on de Rechtsvordering ("R.V.") and Articles 15 and 108 of Law No. 1 of 1950 (Supreme Court Rules) so that there will be no appeal to any court or other authority from the decision of the arbitrator(s). The arbitrator(s) shall be bound by strict rules of law in making their decision and shall not be entitled to render a decision ex aequo et bono.

23.5       None of the Parties shall be entitled to commence or maintain any action in a court of law upon any matter in dispute arising from or in relation to this Agreement except for the enforcement of an arbitral award granted pursuant to this Section.

23.6       During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

23.7       The Parties waive Section 650(2) of the R.V. so that the mandate of a board of arbitration duly constituted in accordance with the terms of this Agreement shall remain in effect until a final arbitration award has been issued by the board of arbitration.

23.8       The provisions contained in this Section 23 shall survive the termination and/or expiration of this Agreement.

24.       TERMINATION AND WAIVER

24.1       This Agreement may be terminated by Smartag forthwith in the event that either :

24.1.1the approvals required under Section 2.2 above are not obtained within twelve (12) months of the Effective Date on such terms and conditions (if any) as may be acceptable to the Parties;

24.1.2the Management Agreement is not executed or does not take effect for any reason whatsoever; or

24.1.3the Sale and Purchase Agreement is not executed or does not take effect for any reason whatsoever.

24.2       After the initial issue of Shares under Section 8.2, in the event that any Party commits or suffers an Event of Default ("the Defaulting Party") as defined in Section 24.3 below, any or both of the other Parties ("the Non-Defaulting Parties") may by seven (7) days' notice in writing ("the Purchase Notice") give the Defaulting Party notice of its or their intention to purchase all the Shares of the Defaulting Party and the Defaulting Party shall sell the same to the Non-Defaulting Party or Parties provided that where there is more than one purchasing party the number of Shares to be purchased shall be in the proportion (as nearly as circumstances permit) as the number of Shares held by such purchasing parties inter se in the capital of the Company.

24.3       For the purposes of Section 24.2 above, "Event of Default" in respect of a Party means any of the following :-

24.3.1	its final liquidation, bankruptcy, or insolvency;

24.3.2	the appointment of any trustee, receiver or liquidator for substantially all of the assets of its business;

24.3.3	the attachment, sequestration, execution or seizure of substantially all of its assets provided that such attachment, sequestration, execution or seizure is not discharged within thirty (30) days from the institution thereof;

24.3.4	a material breach by such Party of any of the terms or conditions of this Agreement, such breach not being rectified (where capable of rectification) within sixty (60) days following the receipt of written notice from the other Party specifying the nature of the alleged breach and requiring such Party to do so; or

24.3.5	a third party acquiring a direct or indirect controlling interest of more than 50% in that party without the prior written consent of the other Party, such consent not to be unreasonably withheld.

24.4       The purchase consideration ("the Purchase Price") for the Shares shall be at a fair value per Share to be determined and certified in writing by the auditor of the Company for the time being. The fair value per Share shall be determined on the basis of the Company's net current tangible asset backing per Share. The auditor shall be considered to be acting as an expert and not as an arbitrator in determining the fair value of each Share.

24.5       Completion of the sale and purchase of the Defaulting Party's Shares shall take place within seven (7) days from the date of certification of the fair value of each Shares by the auditor of the Company for the time being, whereupon the Non-Defaulting Party or Parties shall pay the purchase price payable for in exchange for the relevant documents.

24.6       The Non-Defaulting Party or Parties may also each nominate a third party ("the Nominated Third Party") to purchase the Shares of the Defaulting Party if the Non-Defaulting Party or Parties do not wish to exercise its or their (as the case may be) rights under Section 24.2, and the Defaulting Party shall be bound to transfer its Shares to the Nominated Third Party on payment by the Nominated Third Party of the Purchase Price for the Shares, subject to the approval of the Board of Directors to the transfer to the Nominated Third Party, such approval not to be unreasonably withheld.

24.7       The provisions of Section 24.8 below shall arise and become immediately effective in any of the following circumstances :-

24.7.1	the Management Agreement is terminated or cancelled or ceases to have effect for any reason whatsoever, save as a result of the natural expiry of the Management Agreement according to its terms relating to duration, or save with the written consent of Smartag;

24.7.2	the Parties hereto have agreed that the Company shall be wound up and shall have approved the proposed liquidator or joint liquidators;

24.7.3	the Parties as Shareholders of the Company are deadlocked in regard to matters requiring their unanimous consent or affirmative votes under this Agreement and the Commercial Operations of the Company is thereby materially impaired.

24.7.4	if any approval of licence required for the performance of the services and carrying on of the Business Operations by the Company, other than those required in the formation and establishment of the Company under Section 2.2 above, is not obtained within twelve (12) months of the submission of any application for such approval or licence to the relevant authority (or such other period as the Parties may otherwise agree upon in writing);

24.7.5	after such approval or licence is obtained, it is subsequently cancelled or withdrawn, as the case may be;

24.7.6	such approval or licence is granted on conditions or terms that may be unacceptable to either or both Parties; or

24.7.7	the seventy-five (75) year fixed term of the Company is completed, subject to any extension as provided under Section 6 above.

24.8       Upon the occurrence of any of the events set out in Section 24.7 but subject to Section 24.9, the Company shall (unless already in liquidation) be placed in voluntary liquidation and its debts paid and the surplus (if any) shall be distributed among the Company's Shareholders in proportion to their fully paid shareholding at that time.

24.9       Notwithstanding Section 24.8 above, a Party may, with the consent of the Other Parties, elect to purchase the whole of any of the Other Parties' Shares in the capital of the Company and the provisions of Sections 24.2, 24.4, 24.5 and 24.6 shall apply mutatis mutandis.

24.10       All rights and obligations of the Parties shall cease to have effect forthwith upon termination, save that such termination shall be without prejudice to the accrued rights and liabilities of the Parties hereunder or to any other remedies that may be available to the Parties in respect of any breach of this Agreement or any other agreement entered into in relation to this Agreement.

24.11       The failure of a Party at any time to require observance or performance by the Other Party of any of the provisions of this Agreement shall in no way affect the first Party's right to require such observance or performance at any time thereafter, nor shall the waiver by any Party of a breach of any provision hereof be taken of held to be a waiver of any succeeding breach of such provision.

24.12       For the purposes of termination of this Agreement the Parties hereby waive Articles 1266 and 1267 of the Indonesia Civil Code to the extent that judicial cancellation of this Agreement is required as a precondition to terminate this Agreement or to enable any Party to claim damages.

25.       ASSIGNMENT

Save for a transfer of Shares in accordance with the provision of this Agreement and the Articles of Associations, no Party may assign any of its rights or obligations under this Agreement to any third party without the prior written consent of the Other Parties, such consent not to be unreasonably withheld.

26.       LAW AND INTERPRETATION

26.1       The provisions of this Agreement shall be governed in all respects by and construed in accordance with the laws of the Republic of Indonesia.

26.2       This Agreement is executed in a text using the English Language which shall be the governing language despite translation into any other language(s). If for any reason any Indonesian language translation of this Agreement may be required, the Parties agree that shall obtain the translation prepared by a duly sworn translator, and such translation shall not be contested by Smartag except for manifest error.

27.       SEVERABILITY

27.1       Any provision of this Agreement that is prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without affecting any other provision of this Agreement.

27.2       If any of the Parties is bound by any law, requirement or regulation of the Republic of Indonesia, the United States of America or elsewhere, the observance of which is obliged for any one or all of the Parties and the non-observance of which would amount to a material breach of this Agreement, such Party shall immediately notify the Other Parties and the Party whose performance would be affected thereby shall immediately propose an appropriate amendment of this Agreement. If such an amendment is not agreed upon after due negotiation within sixty (60) days after such notice, this Agreement may be terminated by the affected Party upon notice to the Other Parties and the provisions of Sections 24.8, 24.9 and 24.10 shall apply to any such termination.

28.       U.S. DOLLAR PAYMENT FOR SHARES

If due to foreign exchange restrictions in the Republic of Indonesia, it becomes illegal for Smartag or PTSMS Shareholder(s) to pay any price or amount for Shares herein to the Company in United States Dollars, then PTSMS and/or other Indonesian Shareholder(s) (as the case may be), shall pay such price or amount in any other foreign currency which is still permitted to be used for such proposes. The amount of payment in such circumstance shall be an amount which is sufficient, when lawfully converted in any foreign currency market in New York or other place in the world agreed by the Company to purchase the amount or United States Dollars to be paid, free and clear of all costs, expenses, and commissions.

29.       NOTICES

29.1       All notices and other communications to be given to a Party under this Agreement shall be made in English by personal delivery or by registered mail (return receipt requested) or by telex or telefax (confirmed by answerback) from one Party to the other Party at their respective addresses as follows:

29.2       Any notice given shall be effective only upon receipt, evidenced by a signature designating receipt by a recipient in the Party's place of business in the case of hand delivery or delivery by registered mail and by the answerback code appearing in telexes or telefax in the case of a telex or telefax.

29.3       Any Party may at any time change its address by notifying the other Party of such change in accordance with the procedures provided in Section 29.1.

30.       AGREEMENT BINDING ON THE PARTIES

30.1       Subject to the other provisions of this Agreement each of the Parties shall be bound by this Agreement for so long as it holds Shares in the Company.

30.2       The Parties hereby agree to cause the provisions of this Agreement insofar as it is applicable to the Company to be adopted by the Company at the first general meeting of Shareholders.

31.       CHANGES IN THE FOREIGN INVESTMENT LAW

In the event the laws and regulations relating to the foreign investment in Indonesia are liberalized to the benefit of foreign investors, the Parties agree and covenant to amend this Agreement and the Articles of Association of the Company to ensure that Smartag obtain full benefit of the liberalization.

32.       AGREEMENT TO GOVERN

In the event of any conflict or inconsistency between the provisions of this Agreement and the Company's Articles of Association, as between the Parties the terms of this Agreement shall prevail and the Parties hereby undertake to cause such necessary alterations to be made to the Articles of Association as shall be required to resolve any such conflict or inconsistency or as may be required by the MOJ.

33.       ENTIRE AGREEMENT AND AMENDMENT

33.1       Unless otherwise provided herein, this Agreement sets forth the entire understanding and agreement between the Parties with respect to the subject matter herein and supersedes and cancels any and all prior or contemporaneous oral or written agreements or representations, if any, between the parties.

33.2       This Agreement may not be modified or amended except in writing and with the unanimous agreement of the Parties hereto, signed before an Indonesian notary.

IN WITNESS WHEREOF, the Parties have executed this Agreement in the English Language in duplicate, each of equal tenor and enforceability, by duly authorized representatives of the Parties on the date and year first written above.

SIGNED by Rahmat Susanta )

)

for and on behalf of )

)

PT. Supratama Makmur Sejahtera )

)

in the presence of :- )

Gemi Suprayogi

SIGNED by Lock Sen Yow )

)

for and on behalf of )

)

SMARTAG INTERNATIONAL, INC. )

)

in the presence of :-